Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

(212) 594-2700

or

Heidi Gillette

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. REPORTS

FOURTH QUARTER AND FULL YEAR 2007

FFO OF $1.24 AND $5.78 PER SHARE

Fourth Quarter Highlights

•

Increased fourth quarter FFO to $1.24 per share (diluted) from $1.18 per share (diluted) during the fourth quarter of 2006, an increase of 5.1%. FFO for the year ended December 31, 2007 increased 25.4% over the same period in the prior year to $5.78 per share (diluted).

•

Net income available to common stockholders for the fourth quarter of 2007 totaled $2.16 per share (diluted). Net income available to common stockholders for the year ended December 31, 2007 totaled $10.78 per share (diluted).

•	Increased quarterly common stock dividend by 12.5% to $0.7875 per share.

•

Acquired 388-390 Greenwich Street from Citigroup for $1.6 billion through a joint venture with SITQ. The property is leased to Citigroup at a going-in cap rate of 6.3% and grows annually based on CPI. The Company owns a 50.6% interest and SITQ owns the remaining 49.4% interest.

•

Signed 41 Manhattan office leases totaling 282,490 square feet during the fourth quarter, finishing the quarter at 96.6% occupancy for the Manhattan portfolio. The leases carried an average rent of $65.68, the highest quarterly average in the Company’s history.

•

Increased average Manhattan office starting rents by 42.7% over previously fully escalated rents reflecting continued growth in rents for Manhattan office leases signed during the fourth quarter. Increased average Suburban office rents by 9.2% over the previously fully escalated rents for Suburban office leases signed during the fourth quarter.

•

Continued the successful retail investment program with the signing of a 15-year net lease with American Eagle Outfitters Inc. at 1551/1555 Broadway which will generate approximately $279.0 million of rental income over the term of the lease and the signing of 11,000 square feet of space at 27-29 West 34th Street with Geox Retail East Inc. and Aldo U.S. Inc. These properties are owned in joint ventures with Jeff Sutton.

•	Recognized consolidated same-store GAAP NOI growth during the fourth quarter of 2.2% when excluding lease buyout income and 5.4% when also excluding the increased ground rent at 420 Lexington Avenue.

•	Closed on the previously announced sale of 470 Park Avenue South for $157.0 million, generating a gain, net of minority interest, of approximately $114.7 million.

•

Entered into an agreement to sell 440 Ninth Avenue for $160.0 million, which is expected to generate an estimated gain of approximately $111.0 million. The sale, which is subject to customary closing conditions, is expected to close in the first quarter of 2008.

•

Received $15.2 million in dividends and fees from our investment in, and management arrangements with, Gramercy Capital Corp. (NYSE: GKK), or Gramercy, including a $2.8 million incentive fee earned during the quarter.

•

Acquired $94.1 million of the Company’s common stock since October 1, 2007 at an average share price of $96.47 pursuant to its previously announced $300.0 million stock repurchase program. The Company has now acquired $188.1 million of its common stock.

•	Originated $128.7 million of structured finance investments during the quarter. There was also $10.0 million in redemptions during the quarter.

Summary

New York, NY, January 21, 2008 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $76.9 million, or $1.24 per share (diluted), for the fourth quarter ended December 31, 2007, a 5.1% increase over the same quarter in 2006, which was $1.18 per share (diluted).  The Company also reported FFO of $5.78 per share (diluted) for the year ended December 31, 2007, a 25.4% increase over the same period in 2006, which was $4.61 per share (diluted).

Net income available to common stockholders totaled $128.7 million, or $2.16 per share (diluted), for the fourth quarter and $640.5 million, or $10.78 per share (diluted) for the year ended December 31, 2007, an increase of $99.3 million and $439.7 million over the respective periods in 2006.  The results for the three and twelve months ended December 31, 2007 include gains on sale of $1.93 per share (diluted) and $8.62 per share (diluted), respectively, compared to gains on sale of $0.07 per share (diluted) and $2.12 per share (diluted) for the same periods in 2006.

Operating and Leasing Activity

For the fourth quarter of 2007, the Company reported revenues and EBITDA of $263.5 million and $154.1 million, respectively, increases of $118.2 million, or 81.4%, and $73.6 million, or 91.4%, respectively, over the same period in 2006, largely due to strong leasing activity at 521 Fifth Avenue, 810 Seventh Avenue, 120 West 45th Street and 28 West 44th Street.  Same-store GAAP NOI on a combined basis decreased by 6.0% for the fourth quarter when compared to the same quarter in 2006, with the consolidated properties decreasing 6.0% to $44.1 million during the fourth quarter and the unconsolidated joint venture properties decreasing 5.9% to $22.9 million.  The consolidated same-store properties included $3.7 million of lease cancellation income in the fourth quarter of 2006 and $1.4 million relating to the increased ground rent at 420 Lexington Avenue in 2007.  Excluding these amounts, the consolidated same-store GAAP NOI would have increased 5.4%.  The unconsolidated joint venture same-store properties included $0.6 million of lease cancellation income in the fourth quarter of 2006 compared to $0.1 million in 2007.  Excluding these amounts, the unconsolidated joint venture same-store GAAP NOI would have decreased 4.0%.

Average starting Manhattan office rents of $65.68 per rentable square foot for the fourth quarter represented a 42.7% increase over the previously fully escalated rents.

Occupancy for the Manhattan portfolio decreased from 97.0% at September 30, 2007 to 96.6% at December 31, 2007.  During the quarter, the Company signed 56 leases for the Manhattan portfolio totaling 325,011 square feet, with 41 leases and 282,490 square feet representing office leases.

Average starting Suburban office rents of $28.23 per rentable square foot for the fourth quarter represented a 9.2% increase over the previously fully escalated rents.  During the fourth quarter of 2007, MCI International paid $5.5 million to surrender 2 of 6 floors at 1100 King Street. New leases for approximately 64.5% of the space were signed during the fourth quarter at a 13.6% increase over previously fully escalated rents.

Occupancy for the Suburban portfolio decreased from 92.2% at September 30, 2007 to 92.0% at December 31, 2007.  During the quarter, the Company signed 30 leases for the Suburban portfolio totaling 206,327 square feet, all of which represented office leases.

Significant leasing activities during the fourth quarter included:

-	New lease with Hilb, Rogal & Hamilton Company of NY, Inc. for approximately 31,759 square feet at 100 Park Avenue.
-	New lease with Circuit City Stores, Inc. for approximately 25,866 square feet at 521 Fifth Avenue.
-	New lease with Diamond Back Advisors NY LLC for approximately 16,858 square feet at 810 Seventh Avenue.
-	Early renewal with Research Institute of America for approximately 52,000 square feet at 115-117 Stevens Avenue, Valhalla, NY.
-	Early renewal with D.E. Shaw & Co. LP for approximately 71,457 square feet at 120 West 45th Street.
-	New lease with Merrill Lynch for approximately 22,798 square feet at 1100 King Street, Rye Brook, NY.
-	Early renewal with HQ Global Workplaces, Inc. for approximately 20,538 square feet at 520 White Plains Road, Tarrytown, NY.

Real Estate Investment Activity

During the fourth quarter of 2007, the Company invested approximately $257.3 million in new transactions.

Investment activity announced during the fourth quarter included:

-

In December 2007, the Company, through a joint venture with SITQ Immobilier, a subsidiary of Caisse de depot et placement du Quebec, or SITQ, closed on the acquisition of 388-390 Greenwich Street from Citigroup for approximately $1.575 billion. SL Green owns a 50.6% interest in the joint venture. SITQ owns the remaining 49.4% interest. The property consists of two office buildings aggregating 2,600,000 square-feet.

-

In November 2007, the Company sold its property located at 470 Park Avenue South for approximately $157.0 million. The property encompasses approximately 260,000 square feet. The sale generated a gain, net of minority interest, of approximately $114.7 million.

Financing and Capital Activity

The Company acquired $94.1 million of its common stock at an average share price of $96.47 since October 1, 2007 pursuant to its previously announced $300.0 million stock repurchase program.  The Company has now acquired $188.1 million of its common stock at an average share price of $107.45.

In October 2007, the Company exercised the accordion feature under its unsecured revolving credit facility, increasing its capacity by $250.0 million.

In October 2007, the joint venture that owns 1551/1555 Broadway refinanced its construction loan.  The new loan extended the maturity by 17 months, reduced the spread by 50 basis points and increased the committed amount by $26.3 million.

In December 2007, the joint venture that acquired 388-390 Greenwich Street financed the acquisition with a $560.0 million, ten-year mortgage loan which carries an effective fixed interest rate of 5.19%.

In December 2007, the Company closed on a $276.7 million, ten-year term loan which carries an effective fixed interest rate of 5.19%.  This loan, which is secured by the Company’s interest in 388-390 Greenwich Street, effectively provides the Company with a 68.5% leveraged investment in the 388-390 Greenwich Street joint venture.

Structured Finance Activity

The Company’s structured finance investments totaled $805.2 million on December 31, 2007, an increase of approximately $122.1 million from the balance at September 30, 2007. The structured finance investments currently have a weighted average maturity of 6.1 years.  The weighted average yield for the quarter ended December 31, 2007 was 10.49%, compared to a yield of 10.45% for the quarter ended December 31, 2006.

During the fourth quarter of 2007, the Company originated $128.7 million of structured finance investments which yield approximately 14.8%.  There was also $10.0 million of redemptions during the fourth quarter of 2007.

Investment In Gramercy Capital Corp.

At December 31, 2007, the book value of the Company’s investment in Gramercy totaled $172.6 million. Fees earned from various management arrangements between the

Company and Gramercy totaled approximately $10.4 million for the quarter ended December 31, 2007, including an incentive fee of $2.8 million earned as a result of Gramercy’s FFO (as defined in Gramercy’s management agreement) exceeding the 9.5% annual return on equity performance threshold.  For the year ended December 31, 2007, the Company earned $56.0 million in fees from Gramercy, including $32.3 million in incentive fees.  Of the $32.3 million in incentive fees $13.3 million was included in FFO and $19.0 million was excluded from FFO.  The Company accounted for its share of the incentive fee as a reduction of its basis in One Madison Avenue.  The Company’s share of FFO generated from its investment in Gramercy totaled approximately $5.6 million and $21.9 million for the three and twelve months ended December 31, 2007, respectively, compared to $5.1 million and $16.1 million for the same periods in the prior year.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy.  For the quarter and year ended December 31, 2007, the Company’s MG&A included approximately $2.4 million and $12.0 million, respectively, of costs associated with Gramercy compared to $2.2 million and $8.1 million in the prior year.

Dividends

During the fourth quarter of 2007, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

-	$0.7875 per share of common stock. Dividends were paid on January 15, 2008 to stockholders of record on the close of business on December 31, 2007.

-

$0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period October 15, 2007 through and including January 14, 2008. Distributions were made on January 15, 2008 to stockholders of record on the close of business on December 31, 2007. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Tuesday, January 22, 2008 at 2:00 pm EST to discuss fourth quarter and full year 2007 financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s web site.

The live conference will be webcast in listen-only mode on the Company’s web site at www.slgreen.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (866) 543-6407 Domestic or (617) 213-8898 International, using pass code SL Green.

A replay of the call will be available through Tuesday, January 29, 2008 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 40499815.

Supplemental Information

The Supplemental Package outlining fourth quarter and full year 2007 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of December 31, 2007, the Company owned 32 New York City office properties totaling approximately 24,728,200 square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in, among other things, retail properties (eight) encompassing approximately 353,939 square feet, development property (one) encompassing approximately 85,000 square feet and land interests (two), along with ownership of 36 suburban assets totaling 7,867,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 8 and 10 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue:
Rental revenue, net	$192,288	$89,238	$696,919	$317,782
Escalations & reimbursement revenues	27,224	14,710	114,506	58,024
Preferred equity and investment income	20,836	15,202	91,826	61,956
Other income	23,177	26,155	151,272	56,065
Total revenues	263,525	145,305	1,054,523	493,827

Equity in net income from unconsolidated joint ventures	14,049	10,537	46,765	40,780

Expenses:
Operating expenses	58,866	27,499	215,030	107,128
Ground rent	8,683	5,463	32,389	20,150
Real estate taxes	31,442	16,668	126,519	66,613
Marketing, general and administrative	24,444	25,669	105,044	65,741
Total expenses	123,435	75,299	478,982	259,632

Earnings Before Interest, Depreciation and Amortization (EBITDA)	154,139	80,543	622,306	274,975
Interest expense	75,520	28,470	265,073	90,875
Amortization of deferred financing costs	2,118	1,329	16,655	4,425
Depreciation and amortization	53,653	19,016	181,647	65,235
Net income from Continuing Operations	22,848	31,728	158,931	114,440
Income from Discontinued Operations, net of minority interest	1,661	3,416	12,151	19,122
Gain on sale of Discontinued Operations, net of minority interest	114,697	—	481,750	93,976
Equity in net gain on sale of interest in unconsolidated joint venture	—	—	31,509	—
Gain on sale of real estate interest	—	3,451	—	3,451
Minority interests	(5,571)	(4,268)	(23,931)	(10,270)
Preferred stock dividends	(4,969)	(4,969)	(19,875)	(19,875)
Net income available to common stockholders	$128,666	$29,358	$640,535	$200,844

Net income per share (Basic)	$2.18	$0.62	$10.90	$4.50
Net income per share (Diluted)	$2.16	$0.62	$10.78	$4.38

Funds From Operations (FFO)
FFO per share (Basic)	$1.25	$1.22	$5.85	$4.75
FFO per share (Diluted)	$1.24	$1.18	$5.78	$4.61

FFO Calculation:
Net income from continuing operations	$22,848	$31,728	$158,931	$114,440
Add:
Depreciation and amortization	53,653	19,016	181,647	65,235
FFO from Discontinued Operations	2,809	6,187	19,186	30,769
FFO adjustment for Joint Ventures	2,774	8,808	18,972	34,049
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)	(19,875)	(19,875)
Depreciation of non-real estate assets	(210)	(240)	(904)	(984)
FFO before minority interests – BASIC and DILUTED	$76,905	$60,530	$357,957	$223,634

Basic ownership interest
Weighted average REIT common shares for net income per share	59,031	46,993	58,742	44,593
Weighted average partnership units held by minority interests	2,340	2,697	2,446	2,511
Basic weighted average shares and units outstanding for FFO per share	61,371	49,690	61,188	47,104
Diluted ownership interest
Weighted average REIT common share and common share equivalents	59,577	48,463	59,439	45,984
Weighted average partnership units held by minority interests	2,340	2,697	2,446	2,511
Diluted weighted average shares and units outstanding	61,917	51,160	61,885	48,495

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	December 31, 2007	December 31, 2006
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$1,436,586	$439,986
Buildings and improvements	5,931,088	2,111,970
Building leasehold and improvements	1,255,579	490,995
Property under capital lease	12,208	12,208
	8,635,461	3,055,159
Less accumulated depreciation	(381,510)	(279,436)
	8,253,951	2,775,723
Assets held for sale	41,568	—
Cash and cash equivalents	19,173	117,178
Restricted cash	106,725	252,272
Tenant and other receivables, net of allowance of $13,932 and $11,079 in 2007 and 2006, respectively	50,818	34,483
Related party receivables	13,433	7,195
Deferred rents receivable, net of allowance of $13,400 and $10,925 in 2007 and 2006, respectively	136,595	96,624
Structured finance investments, net of discount of $30,783 and $14,804 in 2007 and 2006, respectively	805,215	445,026
Investments in unconsolidated joint ventures	1,402,201	686,069
Deferred costs, net	134,762	97,850
Other assets	441,575	119,807
Total assets	$11,406,016	$4,632,227

Liabilities and Stockholders’ Equity
Mortgage notes payable	$2,844,644	$1,190,379
Revolving credit facility	708,500	—
Term loans and unsecured notes	2,069,938	525,000
Accrued interest and other liabilities	45,194	10,008
Accounts payable and accrued expenses	191,509	138,181
Deferred revenue/gain	819,271	43,721
Capitalized lease obligation	16,542	16,394
Deferred land lease payable	16,960	16,938
Dividend and distributions payable	52,077	40,917
Security deposits	35,021	27,913
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	6,899,656	2,109,451
Commitments and contingencies	—	—
Minority interest in other partnerships	597,478	56,162
Minority interest in operating partnership	82,007	71,731
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at December 31, 2007 and 2006, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at December 31, 2007 and 2006, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 60,071 and 49,840 issued and outstanding at December 31, 2007 and 2006, respectively (inclusive of 1,312 shares held in Treasury at December 31, 2007)	601	498
Additional paid - in capital	2,931,887	1,809,893
Treasury stock-at cost	(150,719)	—
Accumulated other comprehensive income	4,943	13,971
Retained earnings	791,861	322,219
Total stockholders’ equity	3,826,875	2,394,883
Total liabilities and stockholders’ equity	$11,406,016	$4,632,227

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	December 31,
	2007	2006
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	24,728	18,966
Portfolio percentage leased at end of period	96.6%	97.0%
Same-Store percentage leased at end of period	95.3%	97.4%
Number of properties in operation	32	28

Office square feet leased during quarter (rentable)	282,490	452,497
Average mark-to-market percentage-office	42.7%	28.7%
Average starting cash rent per rentable square foot-office	$65.68	$61.99

(1)  Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Earnings before interest, depreciation and amortization (EBITDA):	$154,139	$80,543	$622,306	$274,975
Add:
Marketing, general & administrative expense	24,444	25,669	105,044	65,741
Operating income from discontinued operations	2,809	7,553	21,721	36,242
Less:
Non-building revenue	(32,024)	(32,558)	(215,939)	(99,669)
Equity in net income from joint ventures	(14,049)	(10,537)	(46,765)	(40,780)
GAAP net operating income (GAAP NOI)	135,319	70,670	486,367	236,509

Less:
Operating income from discontinued operations	(2,809)	(7,553)	(21,721)	(36,242)
GAAP NOI from other properties/affiliates	(88,440)	(16,228)	(289,977)	(35,033)
Same-Store GAAP NOI	$44,070	$46,889	$174,669	$165,234

* See page 8 for a reconciliation of FFO and EBITDA to net income.